Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

OPERATING RESULTS FOR FISCAL 2004

ISSAQUAH, Wash., December 9, 2003 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the first quarter (12 weeks) of fiscal 2004, ended November 23, 2003.

Net sales for the first quarter of fiscal 2004 increased 14% to $10.31 billion from $9.01 billion during the first quarter of fiscal 2003. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased 11%.

Net income for the first quarter of fiscal 2004 increased 10% to $160.2 million, or $.34 per diluted share, from $145.7 million, or $.31 per diluted share, during the first quarter of fiscal 2003.

Costco currently operates 429 warehouses, including 317 in the United States and Puerto Rico, 62 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 23 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open one additional new warehouse – in Citrus Heights (Sacramento), California – prior to the end of calendar year 2003.

A conference call to discuss these first quarter results is scheduled for 8:00 a.m. (PST) today, December 9, 2003, and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended
	November 23, 2003	November 24, 2002
REVENUE
Net sales	$10,309,822	$9,010,571
Membership fees and other	211,656	188,014

Total revenue	10,521,478	9,198,585
OPERATING EXPENSES
Merchandise costs	9,220,122	8,048,897
Selling, general and administrative	1,032,413	888,779
Preopening expenses	10,125	18,117
Provision for impaired assets and closing costs	4,000	5,000

Operating income	254,818	237,792
OTHER INCOME (EXPENSE)
Interest expense	(8,475)	(8,468)
Interest income and other	7,903	7,634

INCOME BEFORE INCOME TAXES	254,246	236,958
Provision for income taxes	94,071	91,229

NET INCOME	$160,175	$145,729

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$0.35	$0.32

Diluted	$0.34	$0.31

Shares used in calculation (000’s)
Basic	457,632	455,570
Diluted	480,348	478,857